Exhibit 99.1

At Origen Financial: W. Anderson Geater Chief Financial Officer 866.4 ORIGEN	At Financial Relations Board: Leslie Loyet (312) 640-6672 lloyet@frbir.com
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 6, 2008
ORIGEN FINANCIAL ANNOUNCES THIRD QUARTER 2008 RESULTS
SOUTHFIELD, MI -November 6, 2008 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that manages residual interests in securitized manufactured housing loan portfolios, today announced a net loss of $1.2 million, or $0.04 per share, for the quarter ended September 30, 2008, compared with net income of $2.8 million, or $0.11 per share, for the quarter ended September 30, 2007. No dividend was declared by Origen’s Board of Directors for the third quarter 2008.
Financial Summary
•	Interest income was $23.5 million for the third quarter 2008, the same as the 2007 quarter. Interest-earning assets declined over this period as a result of events which occurred during the first quarter 2008. Such events included the sales of mortgage-backed bonds and whole loans to retire repurchase agreements and a loan warehouse facility, as well as a decision to cease loan originations for our own account. Despite the decline in interest-earning assets, reported interest income remained at the 2007 level due to a reporting change necessitated by the sale of our loan servicing rights to Green Tree Servicing LLC in July 2008. Fees associated with such servicing rights were recorded as non-interest income with a corresponding reduction in loan interest income during the periods the rights were owned by Origen. However, the loan servicing fees paid to Green Tree subsequent to the sale of the servicing rights are recorded as non-interest expense, and the gross amount of interest received on the underlying loans is recorded as interest income by Origen. Servicing fees paid to Green Tree for the third quarter 2008 totaled $3.1 million.

•	Interest expense for the 2008 quarter decreased $1.4 million, or 9.0 percent to $14.2 million as a result of a decrease in average interest-costing liabilities of $173.0 million, offset by an increase in average effective interest rates of approximately 58 basis points.

•	The provision for credit losses was $4.6 million for the third quarter 2008 compared with $2.2 million for the same quarter 2007, an increase of 109.0 percent. The increase was the result of the aging of our loan portfolio through its expected peak loss years as well as a reduction in the realization of net proceeds from the disposition of repossessed houses.

•	Non-interest income for the quarter, after allocations to discontinued operations, increased $0.2 million, from $0.8 million to $1.0 million.

•	Third quarter 2008 non-interest expenses, after allocations to discontinued operations, were $12.1 million, an increase of $6.2 million. The increase was the result of an accrual for change of control payments of $4.8 million triggered by the execution of the shareholder-approved Asset Disposition and Management Plan (“the Plan”) and the $3.1 million in loan servicing fees paid to Green Tree, offset by a decrease in personnel costs and other costs of $1.8 million reflecting a reduction in the number of full time employees by approximately 88% as we continue to execute the Plan.

•	Income from discontinued operations for third quarter 2008, net of income taxes, increased $3.3 million primarily due to a $6.4 million gain on the sale of servicing rights offset by the lack of loan servicing fee revenue as compared to the 2007 quarter.

•	At the time of the servicing rights sale, a fair market value allocation was made between the servicing rights sold and the underlying loans retained resulting in a recorded loan discount of $19.4 million. This discount will be amortized into interest income from continuing operations as an adjustment to the yield of the loans.
Portfolio Performance
At September 30, 2008, loans more than 60 days delinquent were 1.2 percent of the owned loan portfolio compared to 0.9 percent at December 31, 2007. The increase was due to the sale of approximately $175.7 million of performing loans during the first quarter 2008, the cessation of new loan originations for our own account, and the aging of our loan portfolio through its expected peak loss years.
Ronald A. Klein, Origen’s Chief Executive Officer, stated, “Our portfolio performance remained strong through the third quarter 2008 as our 30 day and greater delinquency rate declined versus the second quarter 2008. The portfolio is a static pool with no new loan originations and as the pool ages and approaches its peak default years we expect to see an ongoing increase in both delinquency and default. Given the current economic environment, we would also expect to see increased pressure on our borrowers which could lead to a period of increased defaults as compared to our modeled expected performance. To date, our solid underwriting has led to results that have outperformed management’s projections upon which our plan to manage our portfolio, as detailed in our 2008 proxy statement, was based. This performance has allowed the Company to pay off more debt than anticipated. Currently the outstanding principal of our related-party debt is $30 million as compared to the $36 million projected by our plan.” Mr. Klein added, “We do anticipate numerous challenges in the months ahead as housing prices continue to decline and unemployment rates increase. Additionally, Ambac’s recent downgrade by Moody’s will cause our cost of funds to increase on our 2006-A and 2007-A asseted-backed securitization transactions for a period of time. We will continue to actively pursue all opportunities to reduce the impact of Ambac’s downgrade.”
Earnings Call and Webcast

A conference call and webcast have been scheduled for November 7, 2008, at 11:00 a.m. EST to discuss third quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 877-548-7914. A replay will be available through November 17, 2008 by dialing 888-203-1112, passcode 5839914. You may also access the replay on Origen’s website for 90 days after the event.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Origen is based in Southfield, Michigan.
For more information about Origen, please visit www.origenfinancial.com.
Financial Tables Follow...

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
ASSETS

	(Unaudited)
	September 30,	December 31,
	2008	2007
Assets
Cash and Equivalents	$13,852	$10,791
Restricted Cash	14,436	16,290
Investment Securities	9,748	32,393
Loans Receivable	941,046	1,193,916
Servicing Advances	—	6,298
Servicing Rights	—	2,146
Furniture, Fixtures and Equipment, Net	479	2,974
Repossessed Houses	4,148	4,981
Other Assets	11,904	14,412

Total Assets	$995,613	$1,284,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Warehouse Financing	$—	$173,072
Securitization Financing	799,836	884,650
Repurchase Agreements	—	17,653
Note Payable-Related Party	29,280	14,593
Other Liabilities	46,974	45,848

Total Liabilities	876,090	1,135,816

Equity	119,523	148,385

Total Liabilities and Equity	$995,613	$1,284,201

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest Income
Total Interest Income	$23,471	$23,471	$67,896	$66,586
Total Interest Expense	14,222	15,622	46,739	42,618

Net Interest Income Before Loan Losses and Impairment	9,249	7,849	21,157	23,968
Provision for Loan Losses	4,649	2,191	11,021	5,785
Impairment of Purchased Loan Pool	329	—	596	—

Net Interest Income After Loan Losses and Impairment	4,271	5,658	9,540	18,183
Non-interest Income (Loss)
Servicing Income	—	620	1,303	1,803
Losses on Loans Held for Sale	—	—	(22,377)	—
Other	991	201	(3,919)	625

Total Non-interest Income (Loss)	991	821	(24,993)	2,428
Non-interest Expenses
Total Personnel	7,254	3,995	16,696	13,046
Total Loan Origination & Servicing	3,252	318	3,871	1,045
State Taxes	96	105	378	327
Total Other Operating	1,452	1,568	5,470	4,692

Total Non-interest Expenses	12,054	5,986	26,415	19,110

Income (Loss) From Continuing Operations Before Income Taxes	(6,792)	493	(41,868)	1,501
Income Tax Expense	12	(17)	75	(17)

Income (Loss) From Continuing Operations	(6,804)	510	(41,943)	1,518
Income From Discontinued Operations Net of Income Taxes	5,631	2,320	11,004	5,846

Net Income (Loss)	$(1,173)	$2,830	$(30,939)	$7,364

Weighted Average Common Shares Outstanding, Basic	25,926,149	25,365,778	25,610,227	25,289,680

Weighted Average Common Shares Outstanding, Diluted	25,926,149	25,431,398	25,610,227	25,382,607

Basic Earnings Per Common Share:
Income (Loss) From Continuing Operations	$(0.26)	$0.02	$(1.64)	$0.06
Income From Discontinued Operations	0.22	0.09	0.43	0.23

Net Income (Loss)	$(0.04)	$0.11	$(1.21)	$0.29